EXHIBIT 99.1


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                            BLOCK DRUG COMPANY, INC.
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                              (WORLDWIDE EMPLOYEES)




                                STOCK OPTION PLAN
                                  MAY 27, 1998






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                                STOCK OPTION PLAN

                            BLOCK DRUG COMPANY, INC.
                              (WORLDWIDE EMPLOYEES)

         A.       PURPOSES:

         The Plan is intended to provide greater motivation and incentive for those eligible employees of the Company and its Subsidiaries who are making and can continue to make significant contributions to the success of the business, to attract and retain employees of outstanding caliber and competence and to enhance the identity of interests between the stockholders of the Company and Plan Participants.

         The Options offered pursuant to this Plan are a matter of separate inducement and are not in lieu of any salary or other compensation. The Options are intended to be options that do not meet the requirements for incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


B.       DEFINITIONS:

         1. As used in this Plan, the following terms shall have the meanings set forth below:

         (a) "Award Date" shall mean the date designated by the Committee on which an award of one or more Options is made to a Participant.

         (b) "Committee" shall mean the committee having control of the administration of the Plan as provided for in Section C of this Plan.

         (c) "Common Stock" shall mean the Company's Class A Common Stock , or any class of Company common stock issued in exchange or substitution thereof .

         (d) "Company" shall mean Block Drug Company, Inc., or any successor thereto.

         (e) "Disability" and "Disabled" shall have the meaning given those terms in the Company's Restated Retirement Plan, as amended from time to time.

         (f) "Exercise Date" shall mean the first date on which an Option may be exercised.


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         (g) "Exercise Price" shall mean the price specified in an Option.

         (h) "Fair Market Value" shall mean the closing sale price of the Common Stock on such exchange or NASDAQ-NMS on such date or, if no trading occurred or quotations were not available on such date, then the closing sale price on the closest preceding date on which the Common Stock was traded or quoted.

         (i) "Normal Retirement Date" shall mean the first day of the month coincident with or next following a Participant's sixty-fifth birthday; provided however, that the Committee, in its sole and nonreviewable discretion, and upon such criteria as the Committee may consider appropriate, may treat the date of the Termination of Employment of any living, nondisabled Participant over the age of sixty-two years as Participant's Normal Retirement Date, in which event such Participant's Termination of Employment shall be deemed to have occurred by reason of Participant's retirement on Participant's Normal Retirement Date for all purposes hereunder.

         (j) "Option" shall mean an option to purchase a share or shares of Common Stock.

         (k) "Participant" shall mean an employee of the Company or a Subsidiary to whom one or more Options are granted under this Plan.

         (l) "Plan" shall mean the Stock Option Plan of the Company, as described herein, or as amended from time to time.

         (m) "Subsidiary" shall mean any corporation of which more than fifty percent of the total combined voting stock, of all classes, is owned by the Company and/or another corporation or entity that directly or indirectly controls, is controlled by, or is under control of the Company.

         (n) "Termination of Employment" shall mean the cessation of any Participant's employment with the Company and any and all Subsidiaries for any reason, including death or Disability.

         (o) "Termination Date" shall mean the first to occur of (a) the Participant's Normal Retirement Date, or (b) the effective date of a Participant's Termination of Employment, irrespective of the cause or reason for such termination.


C.       ADMINISTRATION:

         1. The Board of Directors of the Company shall appoint a Committee of two or more directors , who shall serve indefinitely at the pleasure of the Board of Directors, to administer the Plan. The Committee shall elect one of the members thereof to serve as Chairman at the pleasure of the Committee. No award of Options shall be made to an employee of the Company or any Subsidiary while and so long as that employee shall be a member of the Committee.


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         2. The Committee, among other things, shall determine, in its sole and nonreviewable discretion, subject to the provisions of this Plan:

                  (a) The employees of the Company and/or its Subsidiaries who shall participate in this Plan from time to time;

                  (b) The time or times when Options shall be awarded to any and all Participants and become exercisable;

                  (c) The number of Options which shall be awarded to each and every Participant; and

                  (d) The other terms and provisions of Options (which need not be identical).

         3. The Committee shall construe and interpret the meaning and application of all provisions of this Plan and all such constructions and interpretations shall be binding and conclusive on all persons having any interest therein.

             The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or such Subsidiary whose employees have benefitted from the Plan, as determined by the Committee. No member or former member of the Board of Directors, the Executive Committee or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Options granted hereunder.

         4. In order to facilitate making a grant of an Option under Section E., the Committee may provide for such modifications and additional terms and conditions ("special terms") to be applied to Options granted to Participants who are employed by the Company outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Option is subject to (a) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (b) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The special terms may also provide that an Option shall become exercisable if an Employee's employment with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination. The Committee may adopt or approve sub-plans, appendices or supplements to or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments,

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restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Executive Committee of the Board of Directors of the Company.

         5. The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as the members shall determine from time to time. The Committee may delegate ministerial duties to one or more employees of the Company or its Subsidiaries, and may authorize one or more of their number as an agent to execute or deliver any instrument or make any payment on behalf of the Committee, and may employ or engage such persons as may be reasonably required or desirable in carrying out the provisions of this Plan.

         6. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by the vote of a majority of the Committee, but resolutions may be adopted or other actions taken by the Committee without a meeting upon the written consent signed by a majority of the members of the Committee.

         7. No member of the Committee shall receive any compensation for services rendered as such, nor shall such member be liable for any act done or omitted or determination made in good faith.

         8. The Company shall bear all costs and expenses incident to the administration of the Plan.


D.       ELIGIBILITY:

         1. Any employee of the Company or its Subsidiaries, including an employee who also may be an officer or director of the Company or any Subsidiary (excepting only any employee who is a member of the Committee while and so long as such employee is a member) shall be eligible to receive an award of one or more Options.


E.       AWARD OF OPTIONS:

         1. The Committee, from time to time, may award one or more Options to a Participant. Each such award shall be made as of a month and day designated by the Committee and shall be set forth in a written agreement. An Option to be awarded to a Participant shall be determined by the Committee using the Fair Market Value for one share of Common Stock on the Award Date.

         2. The aggregate number of shares of Common Stock issuable under outstanding Options shall not exceed ten percent of the total number of the then outstanding shares of all classes of common stock of the Company.

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         3. Shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company's treasury, or both, at the sole and nonreviewable discretion of the Company. If and to the extent that Options granted under the Plan expire or terminate without having been exercised, the shares covered by such expired or terminated Options may again be subject to an Option under the Plan.


F.       VESTING AND EXERCISE:

         1.  VESTING

                  a. Except as otherwise provided in paragraph b. of this Section, an Option awarded to a Participant, as of a particular Award Date, shall become vested on the third anniversary of the Option Award Date (or immediately upon termination of the Plan) such that on such date such Option shall become one hundred percent vested with no prior partial vesting, provided that during such period, the Participant shall be employed by the Company or a Subsidiary.

                  b. In any case when there is Termination of Employment of a Participant due only to death, Disability, or when the Participant's Normal Retirement Date is reached : (i) all Options awarded to such Participant become fully vested on the date of the occurrence of such event, irrespective of the length of the period between the Award Date of any or all Options and the date of such Termination of Employment, and (ii) no additional Options shall be awarded to the Participant.

                  c. When Termination of Employment of a Participant occurs for any reason other than due to death, Disability, or when the Participant's Normal Retirement Date is reached : (i) if the termination is for other than cause, the Committee, in its sole and nonreviewable discretion, may vest any Options awarded to such Participant which are less than three years old, or (ii) if Termination is for cause, the Committee, in its sole and nonreviewable discretion, may require forfeiture of Participant's Options.

         2.  EXERCISE

                  a. Except as otherwise provided in paragraph b. of this Section, when an Option becomes vested, the Participant may exercise the Option at any time between the third and tenth anniversary of the Option Award Date (or immediately upon termination of the Plan); provided however, the Participant must exercise all of Participant's vested Options within one hundred twenty days of Participant's Termination Date, except in the case of the attainment of the Participant's Normal Retirement Date, death or Disability, in which case the exercise can occur any time up to fourteen months from such Termination Date, regardless of the expiration of such Options on the tenth anniversary of their Option Award Date. After expiration of the Option exercise periods provided above, the Options shall terminate and become null and void.


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         b. Options may be exercised, in whole or in part, by giving such written notice as the Committee shall require either on or prior to the date on which the Option expires. The Exercise Price for the Options being exercised shall be paid by the Participant to the Company in cash, at the time of exercise, or through a cashless exercise procedure coordinated by the Company with one or more brokerage firms.

         c. Each Participant assumes all responsibility for decisions to timely and properly exercise his or her Options. To the extent that an Option is not exercised within the period of exercisability specified therein, it shall expire as to the then unexercised part In no event shall an Option granted hereunder be exercised for a fraction of a share of Common Stock or for less than 500 shares of Common Stock (unless such number is equal to the total remaining balance of an Option which has not been fully exercised).

         d. The Committee shall have the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any Option granted hereunder.

         e. A person entitled to receive Common Stock upon the exercise of an Option shall not have the rights of a stockholder with respect to such Common Stock until the date of issuance of a stock certificate to Participant for such Common Stock.

         f. If an Option granted hereunder shall be exercised by the legal representative of a deceased or Disabled Participant or by a person who acquired an Option granted hereunder by bequest or inheritance or by reason of the death of any Participant, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Option.

             g. Any Participant who is subject to the reporting requirements of
Section 16(a) of the Securities Exchange Act (or any successor provision) shall not be entitled to sell or otherwise dispose of any shares acquired upon the exercise of any Option for a period of six months from the date such Option was granted.


G.       ADJUSTMENT OF SHARES; EFFECT OF CERTAIN TRANSACTIONS:

         Notwithstanding any other provision contained herein, in the event of any change in the Common Stock subject to the Plan or to any Option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in the capital structure of the Company), an adjustment shall be made to each outstanding Option such that each such Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Option had such Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change, the Committee shall make any further adjustment to the maximum number of shares of Common Stock which may be acquired under the Plan pursuant to the exercise of Options, the maximum number of shares of Common

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Stock for which Options may be granted to any one Participant and the number of such shares and price per share subject to outstanding Options as shall be equitable to prevent dilution or enlargement of rights under such Options, and the determination of the Committee as to these matters shall be conclusive and binding on the Participant.

         The Committee, in its sole and nonreviewable discretion, may determine that, upon the occurrence of a transaction described in the preceding paragraph, each Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to the occurrence of such transaction over the Exercise Price per share of such Option; such amount shall be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee in its sole and nonreviewable discretion shall determine.


H.       NON-ALIENATION OF BENEFITS:

         Except as otherwise provided in an Option, a Participant's rights, interests and benefits under an Option shall not be subject to assignment, transfer, pledge, encumbrance or charge, excepting by will or the laws of descent and distribution, and during the lifetime of the Participant, Options granted to him or her shall be exercisable only by the Participant or, in the event that a legal representative has been appointed in connection with the Disability of a Participant, such legal representative.


I.       USE OF PROCEEDS:

         The cash proceeds of the sale of Shares subject to the Options granted hereunder are to be added to the general funds of the Company and used for its general corporate purposes as the Executive Committee of the Board of Directors shall determine.


J.       ISSUANCE OF STOCK CERTIFICATES; LEGENDS; PAYMENT OF EXPENSES:

         Upon any exercise of an Option granted hereunder and payment of the purchase price therefor, a certificate or certificates representing the shares of Common Stock shall be issued by the Company in the name of the person exercising the Option and shall be delivered to or upon the order of such person.

         The Company may endorse such legend or legends upon the certificates for Common Stock issued pursuant to the Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such Common Stock as the Committee, in its sole and nonreviewable discretion, determines to be necessary or appropriate to (a) prevent a violation of, or to comply with the

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procedures for an exemption from, the registration requirement of the Securities
Act, or (b) implement the provisions of the Plan and any agreement between the Company and the Participant with respect to such Common Stock.

         The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Common Stock, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer. All Common Stock issued as provided herein shall be fully paid and nonassessable to the extent permitted by law.


K.       WITHHOLDING TAXES:

         By acceptance of the Option, the Participant will be deemed to (i) agree to reimburse the Company or Subsidiary by which the Participant is employed for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the exercise of all or a portion of the Option; (ii) authorize the Company or any Subsidiary by which the Participant is employed to withhold from any cash compensation paid to the Participant or on the participant's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or the Subsidiary by which the Participant is employed, and which otherwise has not been reimbursed by the Participant, in respect of the Participant's exercise of all or a portion of the Option; and (iii) agree that the Company may, in its sole and nonreviewable discretion, hold the stock certificate to which the Participant is entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and, in its sole and nonreviewable discretion, may effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the Exercise Date which is equal to the amount to be withheld.


L.       AMENDMENT AND TERMINATION:

         The Executive Committee of the Board of Directors of the Company shall have the right to amend this Plan in any respect from time to time, or to terminate it at any time. The rights and obligations under any Option granted before amendment of the Plan or any unexercised portion of such Option shall not be adversely affected by amendment of the Plan or the Option without the consent of the holder of such Option.


M.       ADDITIONAL PROVISIONS:

         1. PARTICIPANT'S DECISION TO EXERCISE, OR NOT TO EXERCISE, THE OPTIONS MAY RESULT IN IMPORTANT TAX CONSEQUENCES TO PARTICIPANT. PARTICIPANT SHOULD CONSULT WITH AN ATTORNEY OR FINANCIAL ADVISOR BEFORE MAKING THIS DECISION.


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         2. No employee of the Company or its Subsidiaries or any other person shall have the right to become a Participant or have any claim or right to receive an Option award under this Plan.

         3. Neither the existence nor provisions of this Plan nor any action taken hereunder shall be deemed to give any employee the right to be retained in the employ or service of the Company or any Subsidiary or to interfere with the rights of the Company or any Subsidiary to discharge any employee at any time.

         4. By action of their respective Boards of Directors, Subsidiaries may adopt this Plan for Participants who are employees of such Subsidiaries.

         5. This Plan and all requirements thereunder shall be construed in accordance with and governed by the laws of the State of New Jersey, United States of America.


N.       EFFECTIVE DATE:

         The effective date of this Plan is May 27, 1998.



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